Exhibit 99.1

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CONTACT:	Corporate Communications 404-715-2554 news archive at news.delta.com Investor Relations 404-715-2170

Delta Reports Financial and Operating Performance for November 2012

ATLANTA, Dec. 4, 2012 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for November 2012.

During the month of November, Delta’s unit revenues improved 2.5 percent versus prior year, primarily due to corporate revenue gains, continued capacity discipline and strong Thanksgiving demand. The company is estimating that the effect of Superstorm Sandy early in November negatively impacted November revenues by $30 million and reduced November profit by approximately $25 million. Delta’s November unit revenue improvement was approximately one point lower than it would have been without the storm impact.

The storm also negatively impacted the company’s refinery start up, slowing production and efficiency levels at the plant. As a result of lower Trainer contribution, the company now expects its fourth quarter fuel price to be $3.20 - $3.25 per gallon.

November represented another month of strong operational performance at Delta. The company’s completion factor was 99.6 percent and 90.6 percent of flights arrived on-time, a nearly 2 point improvement year over year.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results

November Consolidated PRASM change year over year	2.5%
Projected December quarter fuel price per gallon, adjusted	$3.20 – 3.25
November On-time performance (preliminary DOT A14)	90.5%
November Mainline completion factor	99.6%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 313 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; risks related to the operation of an oil refinery by our wholly-owned subsidiary; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of the rapid spread of contagious illnesses; and the effects of terrorist attacks.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of December 4, 2012, and which we have no current intention to update.

	Monthly Traffic Results (a)				Year to Date Traffic Results (a)

	Nov 2012	Nov 2011	Change		Nov 2012	Nov 2011	Change

RPMs (000):
Domestic	9,065,513	9,138,077	(0.8%)		105,940,734	106,235,153	(0.3%)
Delta Mainline	7,302,166	7,199,669	1.4%		84,416,660	83,806,090	0.7%
Regional	1,763,347	1,938,408	(9.0%)		21,524,074	22,429,063	(4.0%)
International	5,416,074	5,167,918	4.8%		72,259,130	71,843,233	0.6%
Latin America	1,001,706	862,794	16.1%		12,499,923	11,901,059	5.0%
Delta Mainline	988,589	844,980	17.0%		12,349,173	11,710,507	5.5%
Regional	13,117	17,814	(26.4%)		150,749	190,552	(20.9%)
Atlantic	2,563,043	2,644,066	(3.1%)		37,173,157	38,597,833	(3.7%)
Pacific	1,851,324	1,661,058	11.5%		22,586,052	21,344,341	5.8%
Total System	14,481,586	14,305,995	1.2%		178,199,864	178,078,386	0.1%

ASMs (000):
Domestic	10,935,709	10,937,313	(0.0%)		125,745,153	127,376,673	(1.3%)
Delta Mainline	8,683,892	8,491,749	2.3%		98,627,965	98,897,534	(0.3%)
Regional	2,251,817	2,445,564	(7.9%)		27,117,188	28,479,139	(4.8%)
International	6,619,779	6,645,291	(0.4%)		86,813,663	89,122,249	(2.6%)
Latin America	1,217,967	1,110,882	9.6%		15,343,614	15,110,882	1.5%
Delta Mainline	1,200,359	1,084,268	10.7%		15,121,667	14,826,031	2.0%
Regional	17,608	26,614	(33.8%)		221,947	284,851	(22.1%)
Atlantic	3,163,240	3,366,851	(6.0%)		44,246,617	47,506,397	(6.9%)
Pacific	2,238,572	2,167,558	3.3%		27,223,432	26,504,970	2.7%
Total System	17,555,488	17,582,604	(0.2%)		212,558,815	216,498,922	(1.8%)

Load Factor:
Domestic	82.9%	83.5%	(0.6)	pts	84.3%	83.4%	0.9	pts
Delta Mainline	84.1%	84.8%	(0.7)	pts	85.6%	84.7%	0.9	pts
Regional	78.3%	79.3%	(1.0)	pts	79.4%	78.8%	0.6	pts
International	81.8%	77.8%	4.0	pts	83.2%	80.6%	2.6	pts
Latin America	82.2%	77.7%	4.5	pts	81.5%	78.8%	2.7	pts
Delta Mainline	82.4%	77.9%	4.5	pts	81.7%	79.0%	2.7	pts
Regional	74.5%	66.9%	7.6	pts	67.9%	66.9%	1.0	pts
Atlantic	81.0%	78.5%	2.5	pts	84.0%	81.2%	2.8	pts
Pacific	82.7%	76.6%	6.1	pts	83.0%	80.5%	2.5	pts
Total System	82.5%	81.4%	1.1	pts	83.8%	82.3%	1.5	pts

Mainline Completion Factor	99.6%	99.8%	(0.2)	pts

Passengers Boarded	12,999,406	12,925,560	0.6%		152,102,335	151,274,363	0.5%

Cargo Ton Miles (000):	193,602	192,407	0.6%		2,189,979	2,172,739	0.8%

Endnote:

a Results include flights operated under contract carrier arrangements.